UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Hoku Corporation

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HOKU CORPORATION
1288 Ala Moana Boulevard, Suite 220
Honolulu, Hawaii 96814

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 3, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of HOKU CORPORATION, a Delaware corporation. The meeting will be held on Friday, December 3, 2010 at 4:00 p.m. local time at the Outrigger Waikiki on the Beach, 2335 Kalakaua Avenue, Honolulu, Hawaii 96815 for the following purposes:

1.	To elect two directors named in the proxy statement for a three-year term expiring at the annual meeting of stockholders to be held in 2013 or until their successors are duly elected and qualified.

2.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is October 14, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Scott Paul

Scott B. Paul,
President and Chief Executive Officer

Honolulu, Hawaii
November 4, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed by your broker or bank, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 3, 2010

Our proxy statement, annual report to stockholders on Form 10-K, and amended annual report to stockholders on Form 10-K/A, are available at www.hokucorp.com/proxy.html.

HOKU CORPORATION
1288 Ala Moana Boulevard, Suite 220
Honolulu, Hawaii 96814

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

December 3, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Hoku Corporation, or Hoku, is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on December 3, 2010, or the 2010 Annual Meeting. You are invited to attend the 2010 Annual Meeting to vote on the election of the two directors for a three year term expiring at our annual meeting of stockholders to be held in 2013. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or if you are a beneficial owner (as described in more detailed below), you may vote by telephone or Internet as instructed by your broker, bank or other agent.

We intend to mail this proxy statement and accompanying proxy card on or about November 4, 2010 to all stockholders of record entitled to vote at the 2010 Annual Meeting.

Who can vote at the 2010 Annual Meeting?

Only stockholders of record at the close of business on October 14, 2010 will be entitled to vote at the 2010 Annual Meeting. On this record date, there were 55,046,437 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on October 14, 2010 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the 2010 Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on October 14, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2010 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the 2010 Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

The only matter scheduled for a vote at the 2010 Annual Meeting is the election of two directors for a three-year term expiring at our annual meeting of stockholders to be held in 2013.
How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may vote “Withhold” for any nominee you specify.  For each of the other matters to be voted on, you may vote “For” or “Against,” or abstain from voting.  The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2010 Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the 2010 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the 2010 Annual Meeting and we will give you a ballot when you arrive.

➢
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the 2010 Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the 2010 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

You have one vote for each share of common stock you own as of October 14, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two directors named in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2010 Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Hoku’s Secretary at Hoku Corporation, 1288 Ala Moana Boulevard, Suite 220, Honolulu, Hawaii 96814.

➢	You may attend the 2010 Annual Meeting and vote in person. Simply attending the 2010 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

We plan to hold our next annual meeting of stockholders during September 2011.  To be considered for inclusion in our next annual meeting of stockholders proxy materials, your proposal must be submitted in writing by April 1, 2011, to Hoku’s Secretary at Hoku Corporation, 1288 Ala Moana Boulevard, Suite 220, Honolulu, Hawaii 96814. Because our next annual meeting of stockholders is scheduled to be held more than 30 days from the anniversary of the 2010 Annual Meeting, you must submit notice of any nomination for director or any proposal that is not made pursuant to applicable SEC rules governing solicitation of proxy  no earlier than the 120th day before the annual meeting of stockholders in 2011 and no later than the 90th day before the annual meeting of stockholders in 2011 or the 10th day following the day on which public announcement of the date of the annual meeting of stockholders in 2011 is first made.  You are also advised to review Hoku’s Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold.” Abstentions will be counted as present for purposes of determining the existence of a quorum.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can only vote your shares with respect to “routine” items.  However, because the election of directors is a “non-routine” matter, your broker cannot vote your shares.  Therefore, if you do not give instructions to your broker, it will result in a “broker non-vote”.  Broker non-votes will not be counted as present for purposes of determining the existence of a quorum and will not be voted at the annual meeting

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.   Any other proposal properly brought to the meeting will be determined by the affirmative votes of the majority of shares of our common stock present or represented and entitled to vote by proxy at the meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the 2010 Annual Meeting or by proxy. On the record date, there were 55,046,437 shares outstanding and entitled to vote. Thus, 27,523,219 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the 2010 Annual Meeting. Abstentions will be counted towards the quorum requirement and broker non-votes will not. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that stockholders vote FOR the election of each of the two directors named in this proxy statement.

How can I find out the results of the voting at the 2010 Annual Meeting?

Preliminary voting results will be announced at the 2010 Annual Meeting.  Final voting results will be published in a Current Report on Form 8-K filed within four business days after the 2010 Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

PROPOSAL 1

ELECTION OF DIRECTORS

Hoku’s Board of Directors, or the Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

In connection with our investment transaction with Tianwei New Energy Holdings Co., Ltd., or Tianwei, that closed on December 22, 2009, we entered into an agreement with Tianwei pursuant to which Tianwei is entitled to designate four of seven directors on our Board.  Of our current directors, the following four were designated by Tianwei pursuant to this agreement: Wei Xia, (Adam) Yi Zheng, Zhengfei Gao, and (Mike) Tao Zhang. Zhengfei Gao and (Mike) Tao Zhang’s terms will expire at our 2010 Annual Meeting.

The independent members of our Board have recommended and approved the nomination of Zhengfei Gao and Tao Zhang to our Board. The nomination of Messrs. Gao and Zhang was also approved by the full Board. If elected at the 2010 Annual Meeting, Messrs. Gao and Zhang would each serve for a three-year term expiring at our annual meeting to be held in 2013 or until his respective successor is elected and has qualified, or until his earlier death, resignation or removal.

It is our policy to encourage directors and nominees for director to attend our annual meetings of stockkholders. Mr. Dustin Shindo attended our 2009 annual meeting of stockholders held on March 15, 2010. The following is a brief biography of each of the nominees for director and each director whose term will continue after the 2010 Annual Meeting and their ages, as of October 31, 2010.

Nominee for Election for a Three-Year Term Expiring at Our Annual Meeting of Stockholders to be held in 2013

Zhengfei Gao, Age 42
Mr. Gao has served as a member of our Board since July 2010. Mr. Gao has served as the General Manager of Tianwei New Energy Holdings Co., Ltd since 2009.  From 2007 to 2009, he served as the Vice President of CLP Electric Group Co., Ltd., an electric power station in China, and Board Chairman of Jiangxi Jingde Semiconductor New Material Co., Ltd., a polysilicon manufacturer.  From 2003 to 2007, he served as the Vice President of Shanghai Dongdeng Group Co., Ltd. and General Manager of Shanghai Dongdeng Information Technology Co., Ltd., an information technology company.  From 2001 to 2002, Mr. Gao served as Director and Chief Financial Officer of Shanghai United Gene Technology Group Co., Ltd., a biotechnology company.  From 1999 to 2001, he served as General Manager of the Finance Department of China for Asia Pulp & Paper, a producer of pulp, paper, and packaging.  Mr. Gao holds a Bachelor’s degree in Industrial Management Engineering from Xi’an Jiaotong University.  Mr. Gao’s extensive experience in the energy and technology industries, particularly his management of Tianwei’s photovoltaic products business, and his management position in a polysilicon manufacturing company, provides the Board with an understanding of the factors impacting the construction and operation of our polysilicon plant, as well as the future strategic growth of our solar business.

(Mike) Tao Zhang, Age 37
Dr. Zhang has served as a member of our Board since July 2010. Dr. Zhang was appointed Interim President of the Hoku Materials on October 29, 2010.  Dr. Zhang has served since 2009 as Vice General Manager of Tianwei New Energy Holdings Co., Ltd. From 2007 to 2009, he served as the Senior Manager/Director of Spansion Inc., a public company in the semiconductor industry by Fujitsu and AMD. From 2002 to 2007, he served as Senior Automation Engineer, Flash Factory IE Manager, Systems IE Manager, Department Manager, and Staff Technologist for Intel.  From 1998 to 2002, he was a Postdoctoral Research Fellow at the University of California, Berkeley.  He is Co-Chair of an IEEE Technical Committee and the recipient of an IEEE Early Career Award and the IIE Outstanding Young Industrial Engineer Award. He is also listed in Marquis Who’s Who in the World, invited to Asia 21 Young Leader Summit, and selected to the China Global Expert Recruitment program. Dr. Zhang received the M.S. and the Ph.D. degrees, as well as the Management of Technology certificate from the Haas School of Business and the College of Engineering, all at the University of California, Berkeley in record-breaking 3 years.  Dr. Zhang’s strong background and knowledge in operations management and working experiences in a large U.S. public company provides the Board with significant skills and expertise in analyzing our business operations.  In addition to his other responsibilities, Dr. Zhang is the Director and Executive Vice President of the US-China Green Energy Council, which promotes the expansion of public and private cooperative relationships in the solar industry between the United States and China, and he is currently in charge of Tianwei’s photovoltaic module sales and marketing efforts in North America.  These responsibilities provide the Board with added expertise and perspective on the broader solar market in which we operate and compete.

The Board of Directors Recommends a Vote in Favor of the Above-Named Nominees.

Directors Continuing in Office Until Our Annual Meeting of Stockholders to be held in 2011

Scott B. Paul, Age 37
Mr. Paul has served as President, Chief Executive Officer, and member of the Board since April 1, 2010.  Mr. Paul served as our Chief Operating Officer from November 2008 to April 1, 2010.  Previously, he served as our Vice President, Business Development and General Counsel from July 2003 to November 2008. Mr. Paul was also our Secretary from November 2004 to March 2005. From June 2002 to June 2003, Mr. Paul was Associate General Counsel and Director of Business Development at Read-Rite Corporation, a component supplier for hard disk and tape drives.  From April 2000 to June 2002, he was an attorney in the Business and Technology Group at Brobeck, Phleger & Harrison LLP, a law firm.  From October 1999 to April 2000, Mr. Paul was an attorney in the Business Solutions Group at Reed Smith Crosby Heafey, LLP, a law firm, and from October 1998 to October 1999, he was an attorney at Ropers, Majeski, Kohn & Bentley, a law firm. Mr. Paul has a B.A. in Psychology from the University of California, Los Angeles and a J.D. from Santa Clara University School of Law.   Mr. Paul brings to the Board extensive skills and experiences in executive management, corporate governance and legal matters. In addition, Mr. Paul’s intimate and historical knowledge of our operations provides the board with an in-depth understanding of our business.

Karl E. Stahlkopf, Ph.D., Age 70
Dr. Stahlkopf has served as a member of our Board since July 2002. He is currently a Founding Partner and Director at Kairos Energy Capital where his emphasis is in technology analysis and evaluation, utility integration and project design optimization for project finance for renewable energy projects.  He was also a Partner and Director of Sennet Renewables, a merchant bank, where he focused on the financing of renewable energy projects from July 2009 to April 2010.  Dr. Stahlkopf was Senior Vice President, Energy Solutions and Chief Technology Officer of Hawaiian Electric Company, Inc., a subsidiary of Hawaiian Electric Industries, Inc., from May 2002 until July 2009.  While at Hawaiian Electric Dr. Stahlkopf also served as President of Renewable Hawaii, Inc., the renewable energy subsidiary of Hawaiian Electric Company, Inc.  From November 1973 to April 2002, Dr. Stahlkopf served as Vice President of Power Delivery and Utilization at Energy Power Research Institute, or EPRI, an independent, non-profit center for electricity and environmental research.  During his tenure at EPRI, Dr. Stahlkopf was also a founder and served as the President and Chief Executive Officer of EPRI Solutions, a subsidiary of EPRI, and was Chairman of the board of directors of Sure-Tech, LLC, a manufacturer of power electronic devices.  Dr. Stahlkopf has a B.S. in Electrical Engineering and Naval Science from the University of Wisconsin and an M.S. and Ph.D. in Nuclear Engineering from the University of California, Berkeley.  Dr. Stahlkopf’s extensive experience in the energy industry, particularly his background and knowledge in developing and financing renewable energy projects and technologies, provides the Board with significant insight and expertise with respect to our operations.

Yi Zheng, Ph.D., Age 37
Dr. Zheng has served as a member of our Board since December 2009. Dr. Zheng has served since 2009 as the President of Yuanhong Venture Capital Co., Ltd.  He has also served since 2007 as a Venture Partner for Lightspeed Venture Partners.  Dr. Zheng served as a director of Tianwei from April 23, 2009 to August 1, 2009.  From 2004 to 2007, Dr. Zheng served as the Managing Director of Investment of TongFang Co., Ltd.  In 2003, Dr. Zheng co-founded and served as Chief Financial Officer of Baihe.com.  From 2002 to 2003, he served as an Associate of TPG-Newbridge Capital, LLC.  Dr. Zheng has an M.S. in Environmental Engineering from Tsinghua University, a Ph.D. in Civil and Environmental Engineering from the University of California, Davis, and a Master of Financial Engineering from the University of California, Berkeley.  Dr. Zheng’s strong background and expertise in finance, auditing and investment management provide him with the skills and qualifications to serve as a director of the Board and contribute significantly to the Board’s understanding of our strategic and financing planning and transactions.

Directors Continuing in Office Until Our Annual Meeting of Stockholders to be held in 2012

Dean K. Hirata, Age 53
Mr. Hirata has served as a member of our Board since January 2007.  From 2006 to May 2010, Mr. Hirata served as Vice Chairman and Chief Financial Officer of Central Pacific Financial Corp., the holding company of Central Pacific Bank.  From 2004 to 2006, he served as Executive Vice President and Chief Financial Officer of Central Pacific Financial Corp.  From 2002 to 2004, he served as Executive Vice President and Chief Financial Officer of CB Bancshares, Inc., a bank holding company, whose principal subsidiary was City Bank.  From 1999 to 2002, he served as Senior Vice President and Chief Financial Officer of CB Bancshares.  From 1990 to 1999, Mr. Hirata served as Controller of First Hawaiian Bank.  From 1980 to 1990, Mr. Hirata was with KPMG LLP, an independent registered public accounting firm.  Mr. Hirata holds a Bachelor in Business Administration from the University of Hawaii.  Mr. Hirata’s extensive experience in financial reporting, public accounting, corporate finance and risk management brings significant expertise and knowledge to the Board, including issues relating to auditing and strategic planning.

Wei Xia, Age 51
Mr. Xia has served as a member of our Board since December 2009.  Mr. Xia has served since 2004 as the Vice General Manager of Baoding Tianwei Group Co., Ltd., the parent company of Tianwei. From 1999 to 2004, he served as the Vice General Manager of Baoding Tianwei Baobian Electric Co., Ltd., an affiliate of Tianwei.  From 1997 to 1999, he served as the Vice Manager of Baoding Tianwei Group Large Transformer Company, an affiliate of Tianwei.  Mr. Xia holds a Bachelor in Engineering from Lanzhou University of Technology.  Mr. Xia brings to the Board extensive knowledge and expertise in the energy industry, particularly those in the People’s Republic of China, and his affiliation with Tianwei, our largest stockholder, also provides significant expertise in the solar energy market relevant to our operations.

Information About the Board of Directors, its Committees and Corporate Governance

Independence and “Controlled Company” Disclosure

Tianwei owns or controls 33,379,287 shares of our common stock and, therefore, holds approximately 64% of our voting power as of October 14, 2010.  Tianwei also holds a warrant to purchase an additional 10,000,000 shares of our common stock.  The 33,379,287 shares, when added to the 10,000,000 shares of common stock covered by the warrant, result in Tianwei beneficially owning 66.649% of our outstanding common stock on a fully-diluted basis.  Thus, our Board has determined that we are a “controlled company” within the meaning of Listing Rule 5615(c)(1) for the NASDAQ Stock Market.  As a “controlled company,” we are exempt from certain listing standards of NASDAQ and are thus not required to have (i) a board of directors comprised of a majority of independent directors; (ii) compensation of the executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.  However, we are not exempt from the requirements to have an audit committee comprised of at least three independent directors and to hold regularly scheduled executive sessions of our Board of Directors in which only the independent directors are present.  Also, Internal Revenue Code Section 162(m) does require a compensation committee of outside directors (within the meaning of Section 162(m)) to approve stock option grants to executive officers in order for us to be able to deduct the stock option grants as an expense.

After review of all relevant transactions or relationships between each director, or any of his family members, and Hoku (including its subsidiaries and parent), the Board affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Hirata, Dr. Stahlkopf and Dr. Zheng. In making this determination, the Board considered Dr. Zheng’s service as a director of Tianwei from April 23, 2009 to August 1, 2009 and the fact that he was designated by Tianwei to serve as one of our directors.

As required under applicable NASDAQ listing standards, in our fiscal year 2010 our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Audit Committee

Our Board of Directors currently has a standing Audit Committee.  The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The current members of the Audit Committee are Dean K. Hirata (Chairman), Karl E. Stahlkopf, and Yi Zheng.  Our Board of Directors has determined that Mr. Hirata, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the regulations of the SEC.  Our Board of Directors has determined that each member of the Audit Committee meets the independence criteria for audit committee membership prescribed by NASDAQ and SEC rules and regulations.

Our Audit Committee is responsible for, among other things:

•	overseeing and monitoring:

o	our corporate accounting and financial reporting practices and the audits of our financial statements;

o	our systems of internal accounting and financial controls;

o	the quality and integrity of our financial statements and reports;

•	appointing an independent registered public accounting firm to audit our financial statements;

•	preparing the Audit Committee report that the rules and regulations of the SEC require be included in our annual proxy statement;

•	providing our Board with the results of its monitoring and recommendations; and

•	providing our Board with additional information and materials as it deems necessary to make our Board aware of significant financial matters that require the attention of our Board.

The Audit Committee met five times during our fiscal year 2010. The Audit Committee has adopted a written Audit Committee Charter which may be found at www.hokucorp.com under “Company Information” in the “Corporate Governance” section.

Compensation Committee

Prior to January 2010 our executive compensation policies and practices were established and administered by the independent members of our Board of Directors, which included during our fiscal year 2010 Messrs. Eldridge, Hirata and Dr. Stahlkopf.  In January 2010, we established a Compensation Committee which consisted of Dr. Stahlkopf, Zhong Li and Yi Zheng.  Zhong Li resigned as a member of our board effective July 20, 2010.  The Compensation Committee will have the overall responsibility for evaluating and approving executive officer compensation commencing with our fiscal year 2011.

The Compensation Committee met once during our fiscal year 2010.  The Compensation Committee has not yet adopted a written Compensation Committee Charter.

Nominating and Corporate Governance Policy

Due to the small size of our Board, our agreement with Tianwei pursuant to which Tianwei is entitled to designate four of seven directors on our Board, and our status as a “controlled company”, we do not have a separate nominating and corporate governance committee. Prior to becoming a “controlled company” in 2010, the Board adopted a nominating and corporate governance policy, under which independent members of the Board are responsible for identifying, reviewing and evaluating candidates to serve as members of the Board, reviewing and evaluating incumbent directors, selecting candidates for nomination to the Board and the membership of the committees of the Board. Our Nominating and Corporate Governance Policy can be found on our corporate website at www.hokucorp.com under “Company Information” in the “Corporate Governance” section.

The Board believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Board also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Hoku, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Hoku’s stockholders. However, the Board retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of Hoku and the long-term interests of stockholders. In conducting this assessment, the Board and the independent members consider diversity, age, skills, attributes and such other factors as it deems appropriate given the current needs of the Board and Hoku, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Board and the independent members review such directors’ overall service to Hoku during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board and the independent members also determine whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Board uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Board conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board and the independent members meet to discuss and consider such candidates’ qualifications.. To date, the Board has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Board has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Nomination

The Board will consider director candidates recommended by stockholders. The Board and independent members do not intend to alter the manner in which they evaluate candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Board to become nominees for election to the Board may do so by delivering a written recommendation to the Board at the following address: Hoku’s Secretary at Hoku Corporation, 1288 Ala Moana Blvd., Suite 220, Honolulu, Hawaii 96814 at least 120 days prior to the anniversary date of the mailing of Hoku’s proxy statement for the last annual meeting of Hoku stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Hoku’s capital stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors and Attendance

The Board met ten times and the Audit Committee met five times during our fiscal year 2010. Each Board member attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board held during the period for which he was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or any of its members regarding nominations of directors or other matters may do so by sending written communications addressed to our Secretary at Hoku Corporation, 1288 Ala Moana Boulevard, Suite 220, Honolulu, Hawaii  96814. All stockholder communications received by Hoku that are addressed to the attention of the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit Committee. Nominations of directors or other matters put forth by our stockholders will be reviewed by the Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code, which applies to all our officers, directors and employees. Among other matters, the Code is designed to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•	compliance with applicable governmental laws and regulations;

•	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

The Code is available on our corporate website at www.hokucorp.com under “Company Information” in the “Corporate Governance” section. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Board Leadership Structure and Role in Risk Oversight

Since April 1, 2010, our Chief Executive Officer and Chairman of the Board are separate positions.  Our Chief Executive Officer, Scott Paul, is also a director on the Board.  Our Chairman of the Board, Wei Xia, is affiliated with Tianwei and designated to the Board under our agreement with Tianwei.  The Board believes that this leadership structure is appropriate because it facilitates the division between the Chief Executive Officer’s primary responsibility for day-to-day management of the company and the oversight responsibility of the Board on the performance and operation of the company.  In addition, given the small size of the Board and our status as a “controlled company”, the Board has not designated a lead independent director.

The Chief Executive Officer and senior management have primary responsibility for assessing and managing our risk exposure. The Board has oversight responsibility, focusing on the adequacy of our enterprise risk management and risk mitigation processes.  Primary responsibility for risk management issues lies with our Audit Committee.  The Audit Committee oversees risk management by overseeing and monitoring: our corporate accounting and financial reporting practices and the audits of our financial statements; our systems of internal accounting and financial controls; the quality and integrity of our financial statements and reports; appointing an independent registered public accounting firm to audit our financial statements; providing our Board with the results of its monitoring and recommendations; and providing our Board with additional information and materials as it deems necessary to make our Board aware of significant financial matters that require the attention of our Board.  The Board’s role in risk oversight of the Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts.

COMPENSATION OF DIRECTORS

During our fiscal year 2010, Messrs. Eldridge, Hirata and Stahlkopf each received a special one-time cash payment in the amount of $70,000.  Our Board of Directors determined that the decline in our share price had substantially reduced the value of equity previously awarded to such individuals, evidenced by a majority of the stock options held by them being exercisable at prices greater than the closing price of our common stock as reported on the NASDAQ Global Market on July 27, 2009 (the date the cash award was approved) of $2.16.  Our Board of Directors determined it was necessary to provide each such Board member compensation that would help to retain a stable board during a critical period in which there was uncertainty regarding our future performance and ability to continue as a going concern.   The other non-employee members of our Board did not receive any payment for their services on the Board.  Our President and Chief Executive Officer does not receive any compensation for his services as a member of the Board.

The non-employee members of our Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending our Board or Audit Committee meetings.  Non-employee members of our Board did not receive cash compensation for attending Board or Audit Committee meetings.

Our non-employee directors are also eligible to receive stock option grants under the 2005 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan.  Each individual who first becomes a non-employee director is entitled to receive an initial stock option grant to purchase 20,000 shares of common stock, and on the date of each annual meeting of stockholders, each person who is then a non-employee director and has served for at least six months prior to such annual meeting is entitled to receive an annual option grant to purchase 6,666 shares of common stock.  Initial grants vest as to 1/36th of the shares monthly over three years and annual grants vest as to 1/12th of the shares monthly commencing on the second anniversary of the date of grant, subject in each case to the recipient’s continued service as a director.  Each option will have an exercise price per share equal to the fair market value of our stock on the grant and a term of 10 years.  However, our non-employee Board members waived their right to receive any equity grants under the Directors’ Plan for our fiscal year 2010.

The following table outlines the compensation paid to our non-employee directors for services rendered to us in our fiscal year 2010.

Director Compensation

Name	Cash Award ($)
Kenton T. Eldridge	70,000
Dean K. Hirata	70,000
Karl E. Stahlkopf	70,000
Wei Xia	—
Yi Zheng	—
Yu Wen	—
Zhong Li	—

As of March 31, 2010, our non-employee directors each held an aggregate number of stock options as follows:  Mr. Hirata 33,332 shares, Dr. Stahlkopf 39,998 shares and Mr. Eldridge 53,331 shares.

Fiscal Year 2011 Compensation:

For our fiscal year 2011, each of Messrs. Hirata, Stahlkopf and Zheng will receive the following compensation:

•	Annual cash retainer of $30,000.

•
 A stock option grant with a grant date fair value of $20,000.  The option was granted on April 1, 2010, for 7,722 shares with an exercise price equal to $2.59 per share.  The option will vest in full on March 31, 2011, provided the non-employee Board member continues in service through such date.  The option has a term of 10 years subject to earlier termination upon cessation of Board service.

•
 A restricted stock grant with a grant date fair value of $30,000.  The restricted stock was granted on April 1, 2010, covering 11,583 shares.  The grant will vest on March 31, 2011, provided the non-employee director continues in Board service through such date.

In addition, we will pay an additional cash retainer of $10,000 for the chair of our Audit Committee and $6,500 for each member of our Audit Committee and additional retainer of $7,000 for the chair of our Compensation Committee and $5,000 for each member of our Compensation Committee.

Each non-employee Board member has waived his right to receive any equity awards under the Directors’ Plan for our fiscal year 2011.  Accordingly, only Messrs. Hirata, Stahlkopf and Zheng will receive equity compensation for their Board service for our fiscal year 2011 as described above.

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Prior to January 2010 our executive compensation policies and practices were established and administered by the independent members of our Board of Directors, which included during our fiscal year 2010 Messrs. Eldridge, Hirata and Dr. Stahlkopf, or collectively, the Independent Members.  In January 2010 we established a Compensation Committee which will have the overall responsibility for evaluating and approving executive officer compensation commencing with our fiscal year 2011.

This compensation discussion and analysis discusses the principles underlying the Company’s compensation policies and decisions and the principal elements of the compensation paid during our fiscal year 2010 to our named executive officers identified in the Summary Compensation Table that follows this discussion and analysis.  For our fiscal year 2010, these policies and decisions were made by the Independent Members.

Compensation Philosophy and Objectives

The Independent Members have implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders and allow us to attract and retain the people needed to define, create and market industry-leading products.

To achieve our goals, the Independent Members have approved executive compensation that is based on a combination of base salary, cash bonus and equity compensation.   Historically, we have paid cash and stock incentive payments to executive officers based on meeting performance goals, but such cash incentive payments were declined by our executive officers in our fiscal year 2009 and were not offered in our fiscal year 2010.  In our fiscal year 2010, the Independent Members determined that due to the elimination of cash incentive payments for our fiscal year 2010 and the uncertainty regarding our future performance and ability to continue as a going concern, it was necessary to provide the officers with a periodic cash retention payment and a restricted stock grant which would vest throughout the remainder of our fiscal year 2010 in order to remove some of the uncertainty around the executive officers’ total compensation, complement conservative base salaries (which remained unchanged in our fiscal year 2010) and help to ensure that our senior management team remained intact during a critical period.

Annual Review of Cash and Equity Compensation

We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers to ensure that the compensation is structured appropriately to achieve our objectives.  The review generally occurs in the fourth quarter of each fiscal year at which time the Independent Members establish base salaries of the executive officers for the following fiscal year, review and approve any bonus awards and consider and approve any grants of equity compensation to the executive officers.  The Independent Members have historically taken into account publicly available data relating to the compensation practices and policies of other companies within and outside our industry.  We have not historically benchmarked our executive compensation against any peer companies; the Independent Members believe that the Company has few, if any, truly comparable publicly traded companies to provide an accurate data set against which to compare.  The Independent Members have periodically retained a compensation consultant to assist them in their review of our executive compensation policies and procedures.  However, the Independent Members did not engage an outside consultant with respect to their evaluation of the compensation for our fiscal year 2010, but engaged a consultant with respect to our fiscal year 2011 compensation plans.

We review each component of compensation as related but distinct.  Although the Independent Members review total compensation, they have not adopted any formal guidelines for allocating total compensation between cash and equity compensation.  We determine the appropriate level of each compensation component based in part, but not exclusively, on our retention goals and short-term and long-term Company objectives.

Role of Management

The Independent Members review with the President and Chief Executive Officer the compensation for our other executive officers.  The Independent Members made the final determination of the compensation for such officers based on the recommendation of our President and Chief Executive Officer with such adjustments as deemed appropriate by the Independent Members.  The Independent Members, without the President and Chief Executive Officer present, determine the compensation of our President and Chief Executive Officer.

Compensation Components

Historically, our executive compensation has been based on three components: (1) base salary, (2) cash incentive payments and (3) equity awards, each of which is intended to support the overall compensation philosophy.  In our fiscal year 2010, however, our executive compensation excluded any cash incentive payments, but included a retention payment to help retain key management during a critical period of uncertainty regarding our future performance and ability to continue as a going concern and to complement the overall compensation philosophy.

Base Salary

Base salary is intended to attract and retain executives as well as provide executives with a certain level of financial security and continuity from year to year.  The Independent Members recognize the importance of maintaining compensation levels competitive with other leading technology companies and other publicly-traded companies in Hawaii with which we compete for personnel.  The Independent Members have historically maintained the base salary component of executive compensation at levels they believe to be below industry medians and compensated for the lower salaries with performance-based cash incentive payments and equity awards.  Base salaries are generally determined based on the responsibilities of the executive officers, the officer’s skills and experience and his or her contributions to the Company’s performance.   We do not apply specific formulas to determine base salary increases.  The Independent Members did not approve any increase in the base salaries of our executive officers in our fiscal year 2010 due primarily to the financial performance of the Company and our continued emphasis on controlling cash expenditures.

Equity Awards

We believe that superior long-term performance is achieved through an ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards.  Our 2005 Equity Incentive Plan has been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders.  Other than for our co-founders, Messrs. Shindo and Taft, our 2005 Equity Incentive Plan has provided the principal method for our executive officers to acquire equity in Hoku.  Long-term equity incentives are provided through grants of stock options and/or restricted stock awards to executive officers and other employees pursuant to our 2005 Equity Incentive Plan.  This component of compensation is intended to retain and motivate employees to improve the performance of our common stock.  Stock options are granted at not less than fair market value and have value only if our stock price increases.  All stock options to our employees, including executive officers, and to our directors are granted at the closing price of our common stock as reported on the NASDAQ Global Market for the trading day on the date of grant.  Under our current practice, we do not grant stock option or restricted stock awards to our executive officers and our employees at times when we are in possession of material non-public information.  Mr. Shindo, our President and Chief Executive Officer, was authorized to grant stock options for up to an aggregate of 66,666 shares per fiscal quarter to employees, other than executive officers, pursuant to authority delegated to him by the Board of Directors.

In March 2008, the Independent Members determined that our named executive officers, except for our President and Chief Executive Officer, would receive grants of restricted stock of our common stock in each of our fiscal year 2008 and 2009 pursuant to our 2005 Equity Incentive Plan, in lieu of the grant of previously approved stock options which were never issued.  Each restricted stock grant for fiscal year 2008 and fiscal year 2009 was issued on May 16, 2008 and June 16, 2009, respectively, which was the third business day following the announcement of our results for the applicable fiscal year.  The restricted stock award is included as part of compensation in the fiscal year in which the stock award was granted which is fiscal year 2009 and 2010, respectively; however, the restricted stock awards were related to the respective fiscal year 2008 and 2009 executive compensation packages.  Messrs. Nakamoto, Paul and Taft received restricted stock awards covering 12,000, 12,000 and 16,000 shares respectively; each such award vests in four equal quarterly installments commencing April 1, 2011.

Our named executive officers also received additional equity awards during our fiscal year 2010 as part of the retention payments described below.

Retention Payment

On July 27, 2009, the Independent Members determined that due to the elimination of cash incentive payments for our fiscal year 2010 and the uncertainty regarding our future performance and ability to continue as a going concern, it was necessary to provide the officers with a periodic cash retention payment and a restricted stock grant which would vest throughout the remainder of our fiscal year 2010 in order to remove much of the uncertainty around the executive officers’ total compensation, complement conservative base salaries (which remained unchanged in our fiscal year 2010) and help to ensure that our senior management team remained intact during a critical period.  The Independent Members determined that Messrs. Paul, Nakamoto and Taft would each be eligible to receive a cash retention payment in our fiscal year 2010 equal to $40,000 in the aggregate.  Mr. Shindo would be eligible to receive a cash payment equal to $100,000 in the aggregate.  The retention payment was paid in four equal installments in each of July, September, December and March of our fiscal year 2010.

In addition to the cash retention payment, on August 4, 2009 (three days following our quarterly earnings call), each of Messrs.  Nakamoto and Taft received a restricted stock award of 40,000 shares of our common stock, Mr. Paul received a restricted stock award of 50,000 shares of our common stock and Mr. Shindo received a restricted stock award of 60,000 shares of our common stock, in each case pursuant to our 2005 Equity Incentive Plan, and vesting in two equal installments on each of January 31, 2010 and July 31, 2010.

In order for an executive officer to be eligible to receive the cash retention payment or vest in the stock retention award, the executive officer must continue to be our employee as of the date that the retention payment is to be paid or vests.

Benefits

The Independent Members also approved the payment of personal expenses incurred by Mr. Shindo not to exceed $10,000 for our fiscal year 2010 and the hiring of hourly employee(s) to assist Mr. Shindo with personal responsibilities.  We paid $6,572 for such personal expenses, $14,566 for wages of the hourly assistant(s) and $6,915 as gross up to cover the personal income tax expense incurred by Mr. Shindo in connection with these arrangements.

The Independent Members also approved having one of our employees spend a portion of his time assisting Mr. Taft with personal matters.  However, Mr. Taft did not utilize the services of our employee and accordingly did not incur expenses related to this benefit.

We also provide the following benefits to our executive officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	medical and dependent care flexible spending account;

•	workers’ compensation benefits; and

•	short- and long-term disability, accidental death and dismemberment benefits.

We believe these benefits are consistent with companies with which we compete for employees.  We also pay the medical premiums of the families of the executive officers as long as such family members did not have medical coverage separately available pursuant to another company-sponsored plan.

Fiscal Year 2011 Incentive Compensation Plan

On March 16, 2010, the Compensation Committee approved the compensation plan for our fiscal year 2011 for all named executive officers.  The compensation will be comprised of base salary, retention bonus, performance based bonuses and time-based and performance-based restricted stock awards as follows:

					Number of shares Subject to Restricted Stock Award
	Base Annual Salary USD	Retention Cash Bonus USD (1)	EHS Cash Bonus USD (2)	Performance Cash Bonus USD (3)	Service Vesting (4)	Performance-based (5)
CEO	300,000	100,000	50,000	150,000	48,000	32,000
CTO	150,000	50,000	25,000	75,000	24,000	16,000
CSO	120,000	40,000	20,000	40,000	24,000	16,000
CFO	150,000	50,000	25,000	75,000	24,000	16,000

(1)	25% of the Retention Cash Bonus will be paid at the end of each quarter so long as such officer is employed as an officer at the end of the applicable quarter.
(2)	The Environmental, Health and Safety cash bonus will be paid on March 31, 2011 if we achieve a certain environmental, health and safety record for our fiscal year 2011.
(3)
The performance cash bonus is separated into three equal parts, each part being paid if we achieve in our fiscal year 2011 a specified construction or operations milestone related to our polysilicon plant.  The amount that such officer earns from each part of the performance cash bonus shall be paid on March 31, 2011.

(4)	Each share of guaranteed restricted stock was granted on April 1, 2010, and will vest on March 31, 2011, provided that the officer continues as our employee as of the vesting date.
(5)
Each share of performance based restricted stock was granted on April 1, 2010 and will vest if certain financial and operation goals are achieved.  If the applicable performance goal is achieved, as certified by our Compensation Committee, the related shares will vest as of the date of certification.  In each case, if the performance goal is not achieved, the restricted shares will be forfeited on the date such determination is made.

Stock Ownership Guidelines

While we believe equity ownership directly aligns the risk profile of our executive officers with that of the stockholders, we have not at this time adopted any stock ownership guidelines for our executive officers.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code, as amended, limits the amount that we may deduct from our taxes for compensation paid to our three most highly compensated officers (other than our chief financial officer) to $1,000,000 per person per year, unless certain requirements are met.  Section 162(m) provides exceptions from the application of the $1,000,000 limit for certain forms of “performance-based” compensation as well as for gain recognized by an officer upon the exercise of qualifying compensatory stock options.  We believe that the stock options we have granted in the past have satisfied the exceptions provided under Section 162(m) from the $1,000,000 limit.  While the Independent Members have not adopted a formal policy regarding the tax deductibility of compensation paid to our executive officers, the Independent Members intend to consider the tax deductibility of compensation under Section 162(m) as a factor in future compensation decisions.

We adopted SFAS No. 123(R) on April 1, 2005. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services.  Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period.  The Independent Members have determined to retain for the foreseeable future our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS No. 123(R).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2010

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hoku Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on its review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

November 4, 2010

COMPENSATION COMMITTEE

Karl E. Stahlkopf
Yi Zheng

Compensation Committee Interlocks and Insider Participation

Prior to January 2010, we did not have a separate compensation committee.  In January 2010, we established the Compensation Committee, which consisted of Karl E. Stahlkopf, Zhong Li and Yi Zheng.  Zhong Li resigned his position as a member of the Board on July 30, 2010.  None of our executive officers currently serves, or has served during our fiscal year 2010, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

EXECUTIVE COMPENSATION

The following table shows for fiscal years ended March 31, 2010, 2009 and 2008, respectively, compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our other two most highly compensated executive officers.  We refer to such persons as our named executive officers.  There were no other executive officers during our fiscal year 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(4) (1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Dustin M. Shindo	2010	380,000	100,000	123,600		41,046(3)	644,646
	2009	380,000		—	—	59,129(7)	439,129
President and Chief Executive Officer	2008	380,000		1,034,280	760,000	52,944(5)	2,227,224

Darryl S. Nakamoto	2010	120,000	40,000	106,040		9,325(4)	275,365
	2009	120,000		101,520	—	556(4)	222,076
Chief Financial Officer, Treasurer and Secretary	2008	90,000		44,996	180,000	—	314,996

Scott B. Paul	2010	120,000	40,000	126,640		11,540(4)	298,180
	2009	120,000		101,520	—	7,227(4)	228,747
Chief Operating Officer	2008	90,000		44,514	180,000	6,587(4)	321,101

Karl M. Taft, III	2010	120,000	40,000	113,920		2,983(4)	276,903
	2009	120,000		135,360	—	947(4)	256,307
Chief Technology Officer	2008	90,000		44,378	180,000	3,929(6)	318.307

(1)	Represents a retention bonus that was paid in four equal installments in each of July, September, December and March of fiscal year 2010.
(2)
The amounts shown in this column for each fiscal year represents the aggregate the grant date fair value for the restricted stock awards made in that year.  The grant date fair values were calculated in accordance with FASB Standards Codification Topic 718 (“ASC Topic 718”) on the basis of the closing price of the Company’s common stock on the award date and does not take into account the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions used in the calculation of these amounts are included in Note 8, “Stockholders’ Equity—Stock-Based Compensation” to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2010.

(3)
This amount represents (i) $6,572 for personal expenses, (ii) $14,566 for wages for an hourly employee to assist Mr. Shindo with personal responsibilities, (iii) $6,915 as a gross up to cover the personal income taxes incurred by Mr. Shindo as a result of such payments and (iv) $12,993 for the cost of medical coverage for Mr. Shindo’s family members..

(4)	This amount represents the cost of medical coverage for the executive’s family members.
(5)	This amount represents $45,571 in fringe benefits and $7,373 for the cost of medical coverage for the executive’s family members.
(6)	This amount represents $1,445 in fringe benefits and $2,484 for the cost of medical coverage for the executive’s family members.
(7)	This amount represents $51,145 in fringe benefits and $7,984 for the cost of medical coverage for the executive’s family members.

Grants of Plan-Based Awards in Fiscal Year 2010

Name	Grant Date	Approval Date of Grant	Number of shares of stock or units(#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Dustin M. Shindo	8/04/09	7/27/09(2)	60,000	123,600

Darryl S. Nakamoto	6/16/09	2/07/07(1)	12,000	23,640
	8/4/09	7/27/09(2)	40,000	82,400
Scott B. Paul	6/16/09	2/07/07(1)	12,000	23,640
	8/4/09	7/27/09(2)	50,000	103,000
Karl M. Taft III	6/16/09	2/07/07(1)	16,000	31,520
	8/4/09	7/27/09(2)	40,000	82,400

(1)
In February 2007, the Independent Members determined that Mr. Nakamoto, Mr. Paul and Mr. Taft would be eligible to receive stock option grants for 18,000, 18,000 and 24,000 shares, respectively, of our common stock in fiscal year 2009 pursuant to our 2005 Equity Incentive Plan.  Each stock option grant was to be issued on the third business day following the announcement of our results for the applicable fiscal year, subject to certain limitations.  Each option grant was to vest monthly over a one-year period, commencing on April 1, 2012 for the fiscal year 2009 option grant.  In March 2008, the Independent Members determined that Mr. Nakamoto, Mr. Paul and Mr. Taft would receive grants of restricted stock of 12,000, 12,000 and 16,000 shares, respectively, of our common stock in fiscal year 2009 pursuant to our 2005 Equity Incentive Plan, in lieu of the grant of previously approved stock options which were never issued.  Each restricted stock grant for fiscal year 2010 was issued on June 16, 2009.  Each restricted stock award will vest in four equal quarterly installments commencing April 1, 2011.

(2)
In July 2009, the Independent Members determined that Mr. Shindo, Mr. Nakamoto, Mr. Paul and Mr. Taft would be eligible to receive restricted stock awards of 60,000, 40,000, 50,000 and 40,000 shares, respectively, of our common stock in fiscal year 2010 pursuant to our 2005 Equity Incentive Plan.  Each restricted stock award was issued on August 4, 2009.  Each restricted stock award will vest in two equal installments on each of January 31, 2010 and July 31, 2010.

(3)
Represents the aggregate grant date fair value of the restricted stock awards, calculated in accordance with ASC Topic 718.  Such grant date fair value is accordingly based on the closing price of the Company’s common stock on the grant date and does not take into account any estimated forfeitures related to service-vesting conditions.

 Outstanding Equity Awards at Fiscal year 2010 Year End

	Option Awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(8)

Dustin M. Shindo	—		—		—	—	30,000	(4)	77,400

Darryl S. Nakamoto	33,333	(1)	26,667	(2)	2.60	07/24/16	44,000	(5)	113,520
	—		—		—	—	—		—

Scott B. Paul	33,333	(3)	—		0.375	12/13/14	49,000	(6)	126,400
	33,333	(1)	26,667	(2)	2.60	07/24/16	—		—

Karl M. Taft III	33,333	(1)	26,667	(2)	2.60	07/24/16	52,000	(7)	134,160

(1)
Represents the vested portion of stock options granted under our 2005 Equity Incentive Plan on July 24, 2006 for 60,000 shares of common stock.  Each option is immediately exercisable for all the option shares subject to the Company’s right to repurchase any unvested shares upon the executive officer’s termination.  1/36th of the shares vest on a monthly basis commencing on the second anniversary of the date of the grant.  Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.  Each stock option has a ten year term.  Stock options generally terminate three months after termination of an optionee’s service for any reason other than disability or death, 12 months after termination due to disability and 18 months after termination due to death.

(2)	Represents the unvested portion of stock options granted on July 24, 2006 for 60,000 shares of common stock.
(3)
Represents the vested portion of a stock option granted on December 13, 2004 for 33,333 shares. 1/36th of the shares vest on a monthly basis commencing on the second anniversary of the date of the grant.  As of March 31, 2010, the option was fully vested.

(4)
Represents (i) the unvested portion of a restricted stock award covering 30,000 shares granted on August 4, 2009 which vests on January 31, 2010.  Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.

(5)
Represents (i) the unvested portion of a restricted stock award covering 12,000 shares granted on May 16, 2008, of which 1/4th of the shares vest quarterly after the vesting commencement date of April 1, 2010, (ii) the unvested portion of a restricted stock award covering 12,000 shares granted on June 16, 2009, of which 1/4th of the shares vest quarterly after the vesting commencement date of April 1, 2011, and (iii) the unvested portion of a restricted stock award covering 20,000 shares granted on August 4, 2009, which vests on January 31, 2010.  Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.

(6)
Represents (i) the unvested portion of a restricted stock award covering 12,000 shares granted on May 16, 2008, of which 1/4th of the shares vest quarterly after the vesting commencement date of April 1, 2010, (ii) the unvested portion of a restricted stock award covering 12,000 shares granted on June 16, 2009, of which 1/4th of the shares vest quarterly after the vesting commencement date of April 1, 2011, and (iii) the unvested portion of a restricted stock award covering 25,000 shares granted on August 4, 2009, which vests on January 31, 2010.  Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.

(7)
Represents (i) the unvested portion of a restricted stock award covering 16,000 shares granted on May 16, 2008, of which 1/4th of the shares vest quarterly after the vesting commencement date of April 1, 2010, (ii) the unvested portion of a restricted stock award covering 16,000 shares granted on June 16, 2009, of which 1/4th of the shares vest quarterly after the vesting commencement date of April 1, 2011, and (iii) the unvested portion of a restricted stock award covering 20,000 shares granted on August 4, 2009, which vests on January 31, 2010.  Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.

(8)
Value determined based on USD $2.58,  the closing price of our common stock on March 31, 2010, the last market trading day for fiscal year 2010, as reported on the NASDAQ Global Market, multiplied by the number of restricted stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise($)(2)	Number of shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(3)
Dustin M. Shindo	—	—	30,000	74,400
Darryl S. Nakamoto	27,667	61,319	20,000	49,600
Scott B. Paul	47,500	124,589	25,000	62,000
Karl M. Taft, III	33,333	89.166	20,000	49,600

(1)	Represents shares that vested during fiscal year 2010 relating to previously granted stock options or restricted stock awards.
(2)
Value determined based on the closing price of our common stock as reported on the NASDAQ Global Market on the date of exercise, less the applicable exercise price, multiplied by the number of shares for which the options were exercised during fiscal year 2009.  Amounts exclude values that are realized upon vesting.

(3)
Value determined based on the closing prices of our common stock as reported on the NASDAQ Global Market on the applicable vesting date, multiplied by the number of shares as to which the award vested on such date.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during our fiscal year 2010.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during fiscal year 2010.

Employment Agreements

We have not entered into employment agreements with any of our named executive officers.

Severance and Change of Control Agreements

The following provides information regarding termination of employment and change of control arrangements with our named executive officers as of March 31, 2010.

Dustin M. Shindo

Dustin M. Shindo, Chairman of the Board of Directors, President and Chief Executive Officer, was granted a restricted stock award of 60,000 shares of our common stock.  The restricted stock agreement is subject to accelerated vesting, such that 50% of the unvested shares subject to such stock grant shall automatically vest in the event that Mr. Nakamoto’s employment with us is terminated without cause within eighteen months following a change of control.

Darryl S. Nakamoto

Darryl S. Nakamoto, our Chief Financial Officer, Treasurer and Secretary, was granted a stock option to purchase 60,000 shares of our common stock at an exercise price of $2.60 per share in July 2006.  In May 2008, June 2009 and August 2009, Mr. Nakamoto was granted restricted stock awards of 12,000, 12,000 and 40,000 shares, respectively, of our common stock.  The stock option and restricted stock agreements are subject to accelerated vesting, such that 50% of the unvested shares subject to each such award shall automatically vest in the event that Mr. Nakamoto’s employment with us is terminated without cause within eighteen months following a change of control.

Scott B. Paul

Scott B. Paul, our Chief Operating Officer, was granted a stock option to purchase 60,000 shares of our common stock at an exercise price of $2.60 per share in July 2006.  In May 2008, June 2009 and August 2009, Mr. Paul was granted restricted stock awards of 12,000, 12,000 and 50,000 shares, respectively, of our common stock.  The stock option and restricted stock agreements are subject to accelerated vesting, such that 50% of the unvested shares subject to each such award shall automatically vest in the event that Mr. Paul’s employment with us is terminated without cause within eighteen months following a change of control.

Karl M. Taft III

Karl M. Taft, our Chief Technology Officer, was granted a stock option to purchase 60,000 shares of our common stock at an exercise price of $2.60 per share in July 2006.  In May 2008, June 2009 and August 2009, Mr. Taft was granted restricted stock awards of 16,000, 16,000 and 40,000 shares, respectively, of our common stock.  The stock option and restricted stock agreements are subject to accelerated vesting, such that 50% of the unvested shares subject to each such award shall automatically vest in the event that Mr. Taft’s employment with us is terminated without cause within eighteen months following a change of control.

The following table describes the potential value of equity acceleration to the named officers above upon their termination without cause within 12 months of a change of control of Hoku, as if such termination had occurred on March 31, 2010:

Equity Acceleration	Termination without Cause Following a Change in Control(1)
Dustin M. Shindo	$38,700
Darryl S. Nakamoto	$56,760
Scott B. Paul	$63,210
Karl M. Taft	$67,080

(1)           Calculated based on a termination without cause following a change of control as of March 31, 2010, and assuming a price per share of $2.58, which was the closing price of our common shares as reported on the NASDAQ Global Market on March 31, 2010, the last market trading day for fiscal year2010.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following tables set forth, as of October 14, 2010, certain information regarding beneficial ownership of our common stock by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and each nominee for director, (iii) each of our named executive officers, and (iv) all of our current directors and executive officers as a group.

The following tables are based upon information supplied by officers, directors and principal stockholders.  Unless otherwise indicated in the footnotes to these tables and subject to community property laws where applicable, we believe that each of the stockholders named in these tables has sole voting and investment power with respect to the shares indicated as beneficially owned.  Unless otherwise indicated, options to purchase shares of our common stock that are exercisable within 60 days of October 14, 2010 are deemed to be beneficially owned by the persons holding these options and warrants and outstanding for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.  Applicable percentages are based on 55,046,437 shares outstanding on October 14, 2010, adjusted as required by rules promulgated by the SEC.  Unless otherwise indicated, the principal address of each of the stockholders named below is Hoku Corporation, 1288 Ala Moana Blvd., Honolulu, Hawaii 96814.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned

Tianwei New Energy Holdings Co., Ltd. No. 1 Tianwei Road Southwest Airport Economic Development Zone Chengdu Sichuan, China	43,379,287	(1)	66.69%

Wei Xia	—		—
Yi Zheng	11,583		*
Yu Wen	—		—
Zhong Li	—		—
Dean K. Hirata	41,625	(2)	*
Karl E. Stahlkopf	66,142	(3)	*
Darryl S. Nakamoto	183,346	(4)	*
Scott B. Paul	251,102	(5)	*
Karl M. Taft III	1,037,609	(6)	1.88%
Jerrod M. Schreck	61,500		*

All executive officers and directors as a group (10 persons)	1,652,907	(7)	2.99%

*	Less than one percent.

(1)
Consists of 33,379,287 shares of common stock and 10,000,000 shares of common stock issuable upon exercise of a warrant issued to Tianwei in connection with the investment transaction that closed on December 22, 2009.  Based on a Schedule 13D filed by Tianwei on September 30, 2009, as amended by a Schedule 13D/A filed by Tianwei on December 31, 2009, each of Tianwei and Baoding Tianwei Group Co., Ltd. has sole voting and dispositive power over an aggregate of 43,379,287 shares.  We entered into an investors rights agreement with Tianwei in connection with its investment that was closed in December 2009, pursuant to which Tianwei has the right to designate four nominees to our board will terminate upon the earlier of (i) Tianwei (together with its affiliates) ceasing to be our largest individual stockholder or (i) Tianwei (together with its affiliates) owning less than 25% of the outstanding shares of our common stock. See also “Item 13. Certain Relationships and Related Transactions, and Director Independence—Relationship with Tianwei.”

(2)	Includes 15,515 shares held by Mr. Hirata. Also includes 26,110 shares of common stock subject to options exercisable within 60 days of October 14, 2010 by Mr. Hirata.
(3)	Includes 33,366 shares held by Mr. Stahlkopf. Also includes 32,776 shares of common stock subject to options exercisable within 60 days of October 14, 2010 by Mr. Stahlkopf.
(4)	Includes 141,680 shares held by Mr. Nakamoto. Also includes 41,666 shares of common stock subject to options exercisable within 60 days of October 14, 2010 by Mr. Nakamoto.
(5)	Includes 176,103 shares held by Mr. Paul. Also includes 74,999 shares of common stock subject to options exercisable within 60 days of October 14, 2010 by Mr. Paul.
(6)
Includes 995,943 shares held in the Karl M. Taft III Trust dated November 25, 2005, which is deemed to be controlled by Mr. Taft. Also includes 41,666 shares of common stock subject to options exercisable within 60 days of October 14, 2010 by Mr. Taft.

(7)	Includes 217,217 shares of common stock subject to options exercisable within 60 days of October 14, 2010 by the executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hoku’s directors and executive officers, and persons who beneficially own more than ten percent of Hoku’s equity securities, to file with the SEC reports with respect to their beneficial ownership of Hoku’s equity securities and their transactions in such securities.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2010, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners, except the following: Baoding Tianwei Group Co., Ltd. filed one late report on Form 3 covering two transactions; Tianwei filed one late report on Form 3 covering two transactions; Zhong Li filed one late report on Form 3 with no reportable transaction and did not beneficially own any share of our common stock during our fiscal year 2010; Darryl Nakamoto filed one late report on Form 4 covering one transaction; Scott Paul filed two late reports on Forms 4 covering four transactions; Karl Taft filed one late report on Form 4 covering one transaction; Yu Wen filed on late report on Form 3 with no reportable transaction and did not beneficially own any shares of our common stock during our fiscal year 2010;  Wei Xia filed one late report on Form 3 with no reportable transaction and did not beneficially own any shares of our common stock during our fiscal year 2010; and Yi Zheng filed one late report on Form 3 with no reportable transaction, and he did not beneficial own any shares of our common stock at the time of such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Approval Policy

Related party transactions are governed by our Code of Conduct and Related Party Transactions Policy, both of which are written.  In accordance with our Code of Conduct and Related party Transaction Policy, related party transactions (as such term is defined under Item 404(a) of Regulation S-K) are subject to the approval or ratification by our Audit Committee.  The details of any related party transaction are presented to our Audit Committee.  In determining whether to approve or ratify a related party transaction, the Committee will consider, among other factors:

•	whether the terms of the related party transaction are fair to Hoku and on the same basis as would apply if the transaction did not involve a related party;
•	whether there are business reasons for Hoku to enter into the related party transaction;
•	whether the related party transaction would impair the independence of an outside director; and
•
whether the related party transaction would present an improper conflict of interests for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

Related Party Transactions and Relationships

Relationship with Tianwei

Financing Transaction

In December 2009, we completed a financing transaction with Tianwei (the “Closing”), a corporation organized under the laws of the People’s Republic of China, in which we issued to Tianwei 33,379,287 shares of our common stock, representing 60% of our fully-diluted outstanding shares (the “Shares”), pursuant to a securities purchase agreement (the “Purchase Agreement”).  Tianwei is restricted from transferring directly or indirectly 23,365,501 shares, or 70%, of its total shares to any third-party until the first anniversary of the Closing.  We also granted to Tianwei a warrant to purchase an additional 10 million shares of our common stock (the “Warrant”). The terms of the Warrant include: (i) a per share exercise price equal to $2.52; (ii) an exercise period of seven years; and (iii) provision for a cashless, net-issue exercise.

In exchange for the issuance of 33,379,287 shares of our common stock, we amended our existing supply agreement with Tianwei, pursuant to which Tianwei cancelled $50 million in prepayments already made to us.  The amended supply agreements also provided for a reduced price at which Tianwei purchases polysilicon by approximately 11% in each year of the ten year agreement. Tianwei also agreed to loan us $50.0 million.   The Purchase Agreement also provides that Tianwei is entitled to designate four members to our board of directors, and we expanded our board to seven members in connection with the financing transaction.

Investor Rights Agreement

Upon the Closing, we also entered into an investor rights agreement (the “Investor Rights Agreement”) with Tianwei, under which we agreed to:

•
within 30 days of the Closing, file a registration statement with the Securities and Exchange Commission, or the SEC, for the resale of 30% of the Shares and the shares underlying the Warrant, or the Registrable Securities;

•	use our reasonable best efforts to have the registration statement declared effective within 90 days following the filing;

•
and use our reasonable best efforts to keep the shelf registration statement effective until the date on which all of the Registrable Securities have been resold pursuant to an effective registration statement or Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, or are eligible for resale without restriction under Rule 144.

On February 9, 2010, we filed a registration statement on Form S-3 pursuant to the Investors Rights Agreement.  On April 22, 2010, with the consent of Tianwei, we withdrew this registration statement prior to its effectiveness as we determined not to proceed with the registration of the shares.

Pursuant to the Investor Rights Agreement, Tianwei’s right to designate four nominees to our board will terminate upon the earlier of (i) Tianwei (together with its affiliates) ceasing to be our largest individual stockholder or (i) Tianwei (together with its affiliates) owning less than 25% of the outstanding shares of our common stock.

Debt Financing

Upon the Closing we entered into a Loan Implementation Agreement with Hoku Materials and Tianwei (the “Loan Agreement”).  Under the Loan Agreement, Tianwei agreed to provide us with a loan of $50 million through China Construction Bank, as its agent (the “Term Loan”).  The Term Loan was funded in two tranches: we received $20.0 million and $30.0 million in loan proceeds in January and March 2010, respectively.  The Term Loan has a term of two years, and bears interest at the rate of 5.94% per annum, with interest payable in arrears on a quarterly basis. The Term Loan is secured by all of our assets and Hoku Materials’ assets.  In addition, the Term Loan will be further secured by a mortgage on Hoku Materials’ real property located in Pocatello, Idaho.  At the Closing, we also entered into a Financing Backstop Agreement with Tianwei (the “Financing Backstop Agreement”). Under the Financing Backstop Agreement, Tianwei agreed that, in the event all or any portion of the Term Loan shall not have been advanced to us within 60 days after the Closing, Tianwei shall pay or cause to be paid any unfunded amount to us within five business days after such date.

In addition, Tianwei has agreed that as long as it owns any shares of our common stock, Tianwei will use its reasonable best efforts to assist us in obtaining access to any additional debt financing that we require to complete the construction and operation of our polysilicon plant.

In May, twice in August, September and in October 2010, we entered into five credits agreements with the New York branch of China Merchants Bank Co., Ltd. for $20.0 million, $10.0 million, $5.0 million, $10.0 million, and $13.0, respectively.  The loans under these credit agreements are secured by standby letters of credit drawn by Tianwei in Chengdu, China and issued to China Merchants Bank, as collateral. The loans bear interest at a per annum rate equal to the LIBOR Rate for the applicable interest period plus 2% or, if we elect, any portion of the loans that is not less than $1.0 million may bear interest at an annual rate equal to the rate of interest announced by the lender as its “prime rate.”  We entered into reimbursement agreements with Tianwei pursuant to which we agreed to reimburse Tianwei for all interest, fees and expenses incurred by Tianwei in connection with the negotiation, execution and performance of the standby letters of credit.

In June 2010, we entered into a $28.3 million credit agreement with the New York branch of China Construction Bank.  The loan under this credit agreement is secured by standby letter of credit drawn by Tianwei and issued by the Sichuan branch of China Construction Bank in favor of the New York branch.  The loan will bear interest at a per annum rate equal to the LIBOR Rate for the applicable interest period plus 1.875% or, if we elect, and if the bank agrees, any portion of the loan that is not less than $1,000,000 may bear interest at an annual rate equal to the highest “Prime Rate” as published in the “Money Rates” column of the Eastern Edition of the Wall Street Journal from time to time.  We also entered into reimbursement agreement with Tianwei pursuant to which we agreed to reimburse Tianwei for all interest, fees and expenses incurred by Tianwei in connection with the negotiation, execution and performance of the standby letter of credit.

Employment Relationship

Ryan Shindo, our Director of Operations, is the brother of Dustin M. Shindo, our former Chairman of the Board, President and Chief Executive Officer, who resigned as of April 1, 2010.  Ryan Shindo has an annual salary of $50,000 that was effective July 1, 2007.

In our fiscal year 2010, Ryan Shindo received a stock award of 10,000 shares of common stock with a fair market value of $20,600.  During our fiscal year 2007, we awarded 3,000 stock options at an exercise price of $2.75.  During our fiscal year 2010, we expensed $24,624, relating to the restricted stock award and stock options granted to Ryan Shindo.

Consulting Agreements

Pursuant to a Consulting Agreement, dated December 22, 2009, by and between us and Kenton Eldridge, a former member of our Board of Directors, Mr. Eldridge agreed to assist with fundraising efforts for renewable energy projects in Hawaii as we may request (the “Eldridge Consulting Agreement”).  In consideration for these services, all of the stock options Mr. Eldridge received as a member of our Board of Directors continue to vest in accordance with their terms.  Mr. Eldridge holds stock options to purchase 53,331 shares of common stock.  Mr. Eldridge will not receive any other cash or other compensation for his services.  We will reimburse Mr. Eldridge for all pre-approved out-of-pocket expenses incurred in rendering such services.  The Eldridge Consulting Agreement is effective as of December 22, 2009 and will terminate on December 22, 2010.

On March 1, 2010, we entered into a Consulting Agreement with Dustin M. Shindo, who served as our Chairman of the Board of Directors, President and Chief Executive Officer until March 31, 2010 (the “Shindo Consulting Agreement”).  The Shindo Consulting Agreement took effect on April 1, 2010 and will terminate on March 31, 2011.

The Shindo Consulting Agreement provides that Mr. Shindo will act as our consultant to advise on certain strategic and other matters, as requested by us.  As compensation for Mr. Shindo’s consulting services, Mr. Shindo will receive the following:  (A) during each of the first six months of Mr. Shindo's continuous service under the Consulting Agreement, a monthly retainer equal to $40,000 plus the Hawaii general exercise tax applicable to such retainer; (B) during each of the seventh through twelfth month of Mr. Shindo's continuous services under the Consulting Agreement, a monthly retainer equal to $10,000 plus the Hawaii general exercise tax applicable to such retainer; and (C) all restricted stock awards previously granted to Mr. Shindo during the term of his continuous service as an employee of the Company, which remained outstanding as of March 31, 2010, shall continue to vest in accordance with their terms as long as Mr. Shindo continues to provide services to us pursuant to the Shindo Consulting Agreement.  In addition, we will reimburse Mr. Shindo for up to $2,000 per month in out-of-pocket travel and other expenses incurred by Mr. Shindo in performing the services contemplated by the Shindo Consulting Agreement.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Director and Officer Indemnification

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors.  In addition, as permitted by our Amended and Restated Bylaws, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law.  All future transactions between us and our executive officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS FOR FISCAL 2010

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hoku Scientific, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Audit Committee operates under a written charter adopted by the Board in March 2005. A copy of the Audit Committee Charter may be found on Hoku’s website at www.hokucorp.com under “Company Information” in the “Corporate Governance” section. The current members of the Audit Committee are Yi Zheng, Karl E. Stahlkopf, and Dean K. Hirata, each of whom meets the independence standards established by NASDAQ and is an audit committee financial expert as defined in the applicable rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

As is more fully described in its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of Hoku. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by Hoku prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of financial statements in accordance with U.S. generally accepted accounting principles, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, Hoku’s independent registered public accounting firm for fiscal 2010, was responsible for performing an independent audit of the financial statements in accordance with GAAP and issuing a report thereon as of March 31, 2010. Their judgments as to the quality, not just the acceptability, of Hoku’s accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable accounting standards. It is the Audit Committee’s responsibility to oversee these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm, including the approval of audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

The Audit Committee members are not auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits, to determine that Hoku’s financial statements are complete and accurate and in accordance with GAAP, or to assess Hoku’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided by Hoku and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2010 with management and Ernst & Young LLP. Specifically, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as well as the auditor’s independence from management and Hoku, including the matters in the written disclosures and the letter from the independent registered public accounting firm received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1 and the rules of the Public Company Accounting Oversight Board. The Audit Committee has also considered whether the provision of certain permitted non-audit services by Ernst & Young LLP is compatible with Ernst & Young LLP’s independence and discussed Ernst & Young LLP’s independence with Ernst & Young LLP.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report for fiscal 2010.

November 4, 2010

AUDIT COMMITTEE
Dean K. Hirata, Chairman
Yi Zheng
Karl E. Stahlkopf

Principal Accounting Fees and Services

The following table represents aggregate fees billed to Hoku for the fiscal years ended March 31, 2010 and 2009 by Ernst & Young LLP.

	Fiscal Year Ended March 31,
	2010	2009
Audit Fees	$377,000	$431,492
Audit-related Fees	—	13,700
Tax Fees	28,000	20,000
All Other Fees	—	—
Total Fees	$405,000	$465,192

Audit Fees.  Audit fees consists of fees billed for professional services rendered in connection with the audit of Hoku’s consolidated financial statements, review of interim consolidated financial statements, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees during our fiscal year 2009 consisted primarily of services for transactional advisory services.

Tax Fees.  Tax-related fees in our fiscal years 2009 and 2010 were for tax compliance, tax planning and tax advisory services.

All Other Fees.  None.

All fees described above were pre-approved by our Audit Committee.  The Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Hoku stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Secretary, Hoku Corporation, 1288 Ala Moana Boulevard, Suite 220, Honolulu, Hawaii 96814 or contact Darryl S. Nakamoto at (808) 682-7800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the 2010 Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Directors

/s/ Scott Paul

Scott B. Paul,
President and Chief Executive Officer

November 4, 2010

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
...................................................................................................................................................................................................
PROXY - (Continued from reverse side)

Hoku Corporation 2010 Annual Meeting Proxy Card
Please mark your
votes like this
x
The Board of Directors recommends a vote “FOR” the nominees for director listed below.

1. Election of directors.
(Instruction: To withhold authority to vote for the individual nominee, strike such nominee’s name from the list below.)

NOMINEES:	FOR the nominees listed to the left	WITHHOLD AUTHORITY to vote
Zhengfei Gao	☐	☐
(Mike) Tao Zhang	☐	☐

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the 2010 Annual Meeting, the shares represented by this proxy card will be voted at the discretion of the proxies.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no speciﬁcation is made, this proxy will be voted FOR the election of the named nominees as directors.
proxy will be voted FOR the election of the named nominees as directors and FOR each of the proposals.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature _________________________________ Signature if held jointly _________________________________ Dated ____________________
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized oﬃcer. If a partnership, please sign in partnership name by authorized person.

HOKU CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, DECEMBER 3, 2010

The undersigned hereby appoints Scott B. Paul and Darryl S. Nakamoto and each of them, as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all of the shares of stock of Hoku Corporation which the undersigned may be entitled to vote at the 2010 Annual Meeting of Stockholders of Hoku Corporation to be held on Friday, December 3, 2010 at 4:00 p.m. local time, at the Outrigger Waikiki on the Beach, 2335 Kalakaua Avenue, Honolulu, Hawaii 96815 and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the 2010 Annual Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be dated and signed on reverse side)